Exhibit 11

                            Lafayette Bancorporation
                      Computation of Earnings Per Share (1)

                                               Nine Months                        Nine Months
                                           Ended September 30,                Ended September 30,
                                                  1997                               1996
                                                  ----                               ----
                                                            Fully                              Fully
                                         Primary           Diluted           Primary          Diluted
Average shares:
   Outstanding Common Shares           2,161,389        2,161,389         2,161,659        2,161,659
Common Stock Equivalents:
   Stock Options                         106,753          106,753            78,593           78,593

Assumed Repurchase of Shares            (92,218)         (81,528)          (74,742)         (74,742)
                                        --------         --------          --------         --------

Average Common and Common
  Equivalent Shares Outstanding        2,175,924        2,186,614         2,165,510        2,165,510

Net Income                            $3,625,000       $3,625,000        $3,037,000       $3,037,000
                                      ----------       ----------        ----------       ----------

Earnings Per Share (2)                     $1.66            $1.66             $1.40            $1.40
                                           =====            =====             =====            =====


   (1) Average common shares and common stock equivalents have been restated for all periods to reflect the 20% stock dividend in 1996 and the 10% stock dividend declared September 15, 1997.

     (2) Stock options are not materially dilutive and have been excluded from earnings per share in the consolidated statements of income.